Exhibit 99.1

Civista Bancshares, Inc. Announces Third Quarter 2019 Earnings

Sandusky, Ohio, October 25, 2019 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) reported net income available to common shareholders of $7.5 million, or $0.46 per diluted share, for the quarter ended September 30, 2019, compared to a net loss of $3.6 million, or ($0.31) per diluted share, for the quarter ended September 30, 2018. Net income available to common shareholders for the nine-month period ended September 30, 2019, was $25.5 million or $1.54 per diluted share, compared to $5.8 million or $0.51 per diluted share, in the same period of 2018.

Adjusted Earnings

Financial results for the third quarter and nine months ended September 30, 2018 included $8.8 million and $12.0 million respectively, in pre-tax acquisition and integration expenses, as well as a pre-tax loss on sale of securities of $392 thousand, which was part of a restructuring of securities after the United Community Bancorp (“UCB”) acquisition. Excluding these expenses, adjusted earnings were $4.8 million, or $0.37 diluted earnings per share, for the third quarter of 2018 and $16.8 million, or $1.37 diluted earnings per share, for the nine months ended September 30, 2018.

A reconciliation of adjusted earnings to net income according to accounting principles generally accepted in the United States (“GAAP”) is provided in the financial tables at the end of this press release.

“Once again, we have had a great quarter of earnings and growth. Our loan growth for the third quarter was strong, at 12.4% annualized. Our core diluted earnings per share for the quarter are up 24.3% compared to 2018. It has now been a full year since we brought on UCB. The results since the acquisition have exceeded our expectations. We also announced earlier this week that we will be redeeming our convertible preferred shares on December 20th. We believe that the redemption will assist us in aligning our capital structure more fully with our strategic plan,” said Dennis G. Shaffer, President and CEO of Civista.

Results of Operations:

Net interest income increased $4.6 million, or 29.0% for the third quarter of 2019, and $18.5 million or 40.8% and for the nine months ended September 30, compared to the same periods of 2018. Interest income increased $6.1 million, or 34.3% for the third quarter of 2019 and $23.6 million or 47.2% for the nine-month period ended September 30. Average earning assets increased $487.7 million for the third quarter of 2019 and $519.5 million for the nine-month period ended September 30. The increase in average earning assets resulted in $5.6 million and $18.6 million of the increase in interest income, for the three and nine-month periods, respectively. Earning asset yields increased 14 basis points for the third quarter and 45 basis points for the nine-month period ended September 30, 2019, accounting for $550 thousand and $5.0 million increase in interest income. Loan yields were impacted by the accretion of UCB related loan purchase accounting adjustments of ($209) thousand for the quarter and $1.8 million year-to-date. During the third quarter, we automated our accretion model related to the purchase accounting adjustments of UCB loans and consequently reviewed our assumptions. Through that process, we determined that we needed to adjust the speed of accretion. Accordingly, we made an adjustment during the quarter of ($209) thousand, which decreased our margin to 4.12%. We estimate that the accretion impact on future quarters will be approximately a positive 15 basis points.

Interest expense increased $1.5 million, or 74.8%, for the third quarter of 2019 and $5.0 million, or 109.5%, for the nine months ended September 30 compared to the same periods of 2018. The cost of interest-bearing liabilities increased 25 basis points and 32 basis points, respectively. The increase in interest expense is due to both an increase in average balances and an increase in rates. Average balances for the third quarter increased $340.9 million, resulting in $653 thousand of the increase, and $378.3 million for the nine-month period, resulting in $2.1 million of the increase. The increase in rate accounted for $890 thousand and $2.9 million of the increase in interest expense.

The tax equivalent net interest margin decreased 3 basis points to 4.12% for the third quarter of 2019, compared to 4.15% for the same period a year ago and increased 21 basis points to 4.35% for the nine months ended September 30, 2019, compared to 4.14% for the same period a year ago. Accretion of the purchase accounting adjustments accounted for the 3 basis point reduction for the third quarter margin, due to the automation of our model, and a 14 basis point increase of the year-to-date margin.

Average Balance Analysis

(Unaudited—Dollars in thousands except share data)

	Three Months Ended September 30,
	2019			2018
	Average		Yield/	Average		Yield/
	balance	Interest	rate *	balance	Interest	rate *
Assets:
Interest-earning assets:
Loans **	$1,626,010	$20,776	5.07%	$1,256,680	$15,833	5.00%
Taxable securities	198,994	1,712	3.50%	145,621	1,042	2.81%
Non-taxable securities	180,531	1,449	4.33%	107,211	908	4.29%
Interest-bearing deposits in other banks	16,245	86	2.10%	24,527	103	1.67%

Total interest-earning assets	$2,021,780	24,023	4.83%	$1,534,039	17,886	4.69%

Noninterest-earning assets:
Cash and due from financial institutions	29,745			22,399
Premises and equipment, net	21,790			18,219
Accrued interest receivable	6,926			5,120
Intangible assets	85,617			38,920
Other assets	25,432			16,929
Bank owned life insurance	44,579			28,452
Less allowance for loan losses	(13,920)			(13,303)

Total Assets	$2,221,949			$1,650,775

Liabilities and Shareholders Equity:
Interest-bearing liabilities:
Demand and savings	$871,673	$730	0.33%	$653,537	$317	0.19%
Time	267,959	1,369	2.03%	163,236	466	1.13%
FHLB	201,977	1,152	2.26%	180,073	925	2.04%
Subordinated debentures	29,427	350	4.72%	29,427	349	4.71%
Repurchase Agreements	14,831	4	0.11%	18,664	5	0.11%

Total interest-bearing liabilities	$1,385,867	3,605	1.03%	$1,044,937	2,062	0.78%

Noninterest-bearing deposits	482,895			385,646
Other liabilities	27,084			14,591
Shareholders’ Equity	326,103			205,601

Total Liabilities and Shareholders’ Equity	$2,221,949			$1,650,775

Net interest income and interest rate spread		$20,418	3.80%		$15,824	3.91%
Net interest margin			4.12%			4.15%

* - Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $389 thousand and $242 thousand for the periods ended September 30, 2019 and 2018, respectively.

** - Average balance includes nonaccrual loans

Average Balance Analysis

(Unaudited—Dollars in thousands except share data)

	Nine Months Ended September 30,
	2019			2018
	Average		Yield/	Average		Yield/
	balance	Interest	rate *	balance	Interest	rate *
Assets:
Interest-earning assets:
Loans **	$1,591,477	$63,395	5.33%	$1,188,093	$43,615	4.91%
Taxable securities	203,165	5,155	3.44%	144,036	3,069	2.83%
Non-taxable securities	169,802	4,208	4.40%	103,540	2,672	4.42%
Interest-bearing deposits in other banks	44,287	775	2.34%	53,566	614	1.53%

Total interest-earning assets	$2,008,731	73,533	5.00%	$1,489,235	49,970	4.55%

Noninterest-earning assets:
Cash and due from financial institutions	53,517			49,330
Premises and equipment, net	21,844			17,836
Accrued interest receivable	6,929			4,947
Intangible assets	85,863			31,918
Other assets	22,607			14,539
Bank owned life insurance	44,186			26,327
Less allowance for loan losses	(13,896)			(13,127)

Total Assets	$2,229,781			$1,621,005

Liabilities and Shareholders Equity:
Interest-bearing liabilities:
Demand and savings	$862,098	$2,159	0.33%	$628,610	$819	0.17%
Time	269,874	3,807	1.89%	163,660	1,241	1.01%
FHLB	146,222	2,581	2.36%	108,239	1,560	1.93%
Subordinated debentures	29,427	1,094	4.97%	29,427	975	4.43%
Repurchase Agreements	18,463	14	0.10%	17,871	13	0.10%

Total interest-bearing liabilities	$1,326,084	9,655	0.97%	$947,807	4,608	0.65%

Noninterest-bearing deposits	567,365			465,448
Other liabilities	21,843			14,889
Shareholders’ Equity	314,489			192,861

Total Liabilities and Shareholders’ Equity	$2,229,781			$1,621,005

Net interest income and interest rate spread		$63,878	4.03%		$45,362	3.90%
Net interest margin			4.35%			4.14%

* - Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $1.13 million and $712 thousand for the periods ended September 30, 2019 and 2018, respectively.

** - Average balance includes nonaccrual loans

Provision for loan losses was $150 thousand for the three and nine-month periods ended September 30, 2019 and $390 thousand for the three and nine-month periods ended September 30, 2018.

For the third quarter of 2019, noninterest income totaled $5.4 million, an increase of $2.1 million, or 65.1%, compared to the prior year’s third quarter. Noninterest income for the first nine months of 2019 totaled $16.8 million, an increase of $3.5 million, or 26.5%, compared to the prior year’s first nine months.

Noninterest income

(unaudited—dollars in thousands)

	Three months ended September 30,
	2019	2018	$ change	% change
Service charges	$1,726	$1,219	$507	41.6%
Net gain on sale of securities	115	(365)	480	131.5%
Net gain on sale of loans	815	428	387	90.4%
ATM/Interchange fees	1,014	622	392	63.0%
Wealth management fees	975	873	102	11.7%
Bank owned life insurance	254	147	107	72.8%
Other	530	364	166	45.6%

Total noninterest income	$5,429	$3,288	$2,141	65.1%

Noninterest income

(unaudited—dollars in thousands)

	Nine months ended September 30,
	2019	2018	$ change	% change
Service charges	$4,733	$3,712	$1,021	27.5%
Net gain (loss) on sale of securities	98	(284)	382	134.5%
Net gain on sale of loans	1,701	1,235	466	37.7%
ATM/Interchange fees	2,871	1,764	1,107	62.8%
Wealth management fees	2,733	2,561	172	6.7%
Bank owned life insurance	753	432	321	74.3%
Tax refund processing fees	2,750	2,750	—	0.0%
Other	1,177	1,123	54	4.8%

Total noninterest income	$16,816	$13,293	$3,523	26.5%

The increases in service charge fee income, ATM/Interchange fees and bank owned life insurance income for both the quarter and nine-month periods are primarily attributable to the Company’s acquisition of UCB during the third quarter of 2018. The net gain on sale of securities was affected by a loss of $392 thousand in 2018, which was part of a restructuring of securities after the UCB acquisition. The net gain on sale of loans increased due to an increase in mortgage lending in the third quarter of 2019. During the quarter, mortgage loans sold on the secondary market totaled $36.0 million as a result of lower market rates. The third quarter represented 44.8% of our 2019 volume.

For the third quarter of 2019, noninterest expense totaled $16.7 million, a decrease of $5.4 million, or 24.5%, compared to the prior year’s third quarter. Noninterest expense for the first nine months of 2019 decreased $470 thousand, or 0.9%, when compared to the first nine months of 2018.

Noninterest expense

(unaudited—dollars in thousands)

	Three months ended September 30,
	2019	2018	$ change	% change
Compensation expense	$9,707	$12,054	$(2,347)	-19.5%
Net occupancy and equipment	1,463	1,122	341	30.4%
Contracted data processing	435	3,150	(2,715)	-86.2%
Taxes and assessments	498	472	26	5.5%
Professional services	756	2,198	(1,442)	-65.6%
Amortization of intangible assets	235	26	209	803.8%
Marketing	404	350	54	15.4%
Other	3,233	2,784	449	16.1%

Total noninterest expense	$16,731	$22,156	$(5,425)	-24.5%

Noninterest expense

(unaudited—dollars in thousands)

	Nine months ended September 30,
	2019	2018	$ change	% change
Compensation expense	$29,059	$26,812	$2,247	8.4%
Net occupancy and equipment	4,410	3,444	966	28.0%
Contracted data processing	1,301	6,237	(4,936)	-79.1%
Taxes and assessments	1,695	1,419	276	19.5%
Professional services	2,151	4,233	(2,082)	-49.2%
Amortization of intangible assets	710	85	625	735.3%
Marketing	1,111	988	123	12.4%
Other	9,381	7,070	2,311	32.7%

Total noninterest expense	$49,818	$50,288	$(470)	-0.9%

Compensation expense for both periods of 2018 includes $4.2 million of acquisition related expenses. The $2.3 million decrease in compensation expense for the three months was partially offset by increases in salaries, incentives and employee insurance. The $2.2 million increase for the nine months included increases to salaries, commissions and incentives, and employee insurance, which were partially offset by the acquisition expenses. The increases for both periods are primarily due to the increased size of the company due to the UCB acquisition. Year-to-date average FTE employees were 440.8 at September 30, 2019, an increase of 90.4 FTEs over 2018. Net occupancy and equipment expense increased for the three and nine-month periods ended September 30, 2019, primarily due to the addition of 9 locations from the UCB acquisition. The decrease in contracted data processing expenses for the three and nine-month periods ended September 30, 2019, was primarily due to expenses incurred in 2018 for the data processing conversion of UCB, which totaled approximately $2.8 million for the three-month and $5.3 million for the nine-month periods. The decrease in professional services costs, for the third quarter and nine-month period ended September 30, 2019 is primarily due to legal and consulting expenses related to the UCB acquisition of approximately $1.6 million and $2.1 million, respectively which were included in the 2018 periods.

The efficiency ratio was 60.9% for the nine months ended September 30, 2019, compared to 84.7% for the nine months ended September 30, 2018. The improvement in the efficiency ratio is due primarily to $12.0 million of pre-tax expenses related to the merger with UCB, as well as an increase in net interest income. Without the merger related expenses in 2018, the efficiency ratio would have improved from 64.2% to 60.9%. See the Non-GAAP reconciliation at the end of this press release.

Civista’s effective income tax rate for the nine months ended September 30, 2019 was 15.3% compared to 17.6% for the same period in 2018. The effective income tax rate for third quarter 2019 was 14.0% compared to 0.0% in 2018. The 2018 effective tax rate was affected by expenses incurred related to the UCB acquisition.

Balance Sheet

Total assets increased $130.1 million, or 6.1%, from December 31, 2018 to September 30, 2019, primarily due to increases in cash and cash equivalents of $19.4 million, investment securities of $9.1 million, loans held for sale of $7.6 million, loans of $86.7 million and other assets of $7.4 million.

End of period loan balances

(unaudited—dollars in thousands)

	September 30, 2019	December 31, 2018	$ Change	% Change
Commercial and Agriculture	$196,833	$177,101	$19,732	11.1%
Commercial Real Estate:
Owner Occupied	226,501	210,121	16,380	7.8%
Non-owner Occupied	558,804	523,598	35,206	6.7%
Residential Real Estate	465,455	457,850	7,605	1.7%
Real Estate Construction	149,018	135,195	13,823	10.2%
Farm Real Estate	36,286	38,513	(2,227)	-5.8%
Consumer and Other	15,743	19,563	(3,820)	-19.5%

Total Loans	$1,648,640	$1,561,941	$86,699	5.6%

There continues to be strong growth across all commercial areas. The new focus on treasury management has aided in the substantial increase in commercial and agriculture loans. The commercial real estate and real estate construction loan growth has been led by the urban markets, including better than expected growth from the Cincinnati MSA.

Total deposits increased $52.7 million, or 3.3%, from December 31, 2018 to September 30, 2019. The increase was due primarily to increases in both noninterest-bearing and interest-bearing demand deposits. A reduction of brokered deposits partially offset these increases.

End of period deposit balances

(unaudited—dollars in thousands)

	September 30, 2019	December 31, 2018	$ Change	% Change
Noninterest-bearing demand	$497,244	$468,083	$29,161	6.2%
Interest-bearing demand	297,144	261,996	35,148	13.4%
Savings and money market	571,308	582,128	(10,820)	-1.9%
Time deposits	263,201	258,832	4,369	1.7%
Brokered deposits	3,725	8,854	(5,129)	-57.9%

Total Deposits	$1,632,622	$1,579,893	$52,729	3.3%

The increase in noninterest-bearing demand is due to an increase in business and public fund demand deposits, primarily in Northern Ohio. Interest-bearing demand deposits increased due to a $30.8 million increase in public funds accounts, primarily in Northern Ohio and Southeastern Indiana. Brokered deposits decreased $5.1 million and Federal Home Loan Bank advances increased $42.5 million due to a shift in wholesale funding.

Stock Repurchase Program

During the third quarter, Civista repurchased 188,200 shares for $3.9 million, which equates to an average price of $20.77 per share. The repurchases are a part of the share repurchase program that was approved in December 2018. There are 281,800 shares that remain as part of the current approved repurchase program.

Mr. Shaffer added, “Since the stock repurchase program was approved last December, we have been up-front that we believe stock repurchases to be another tool in our tool-box to maximize shareholder value. We will continue to be opportunistic while maintaining sufficient liquidity and capital to execute our other business strategies.”

Asset Quality

The Company recorded net recoveries of $315 thousand for the first nine months of 2019 compared to net charge-offs $193 thousand for the same period of 2018.

Allowance for Loan Losses
(dollars in thousands)

	September 30, 2019	September 30, 2018
Beginning of period	$13,679	$13,134
Charge-offs	(431)	(784)
Recoveries	746	591
Provision	150	390

End of period	$14,144	$13,331

The allowance for loan losses to loans was 0.86% at September 30, 2019 and 0.88% at December 31, 2018. The non-performing assets to assets ratio decreased to 0.42% from 0.46% in 2018. The allowance for loan losses to non-performing loans increased to 149.9% from 137.9% in 2018.

Non-performing assets at September 30, 2019 were $9.4 million, a 4.9% decrease from December 31, 2018. Nonaccrual loans include $533 thousand and $1.0 million of purchased credit-impaired (“PCI”) loans at September 30, 2019 and December 31, 2018, respectively.

Non-performing Assets
(dollars in thousands)

	September 30, 2019	December 31, 2018
Non-accrual loans	$6,154	$6,898
Restructured loans	3,281	3,024

Total non-performing loans	9,435	9,922
Other Real Estate Owned	—	—

Total non-performing assets	$9,435	$9,922

Mr. Shaffer concluded, “During the third quarter, we closed a limited service branch in Urbana, Ohio and are set to migrate our loan production office in Mayfield Heights, Ohio into a full service branch in Beachwood, Ohio. That transition will occur in the last week of October. We are very pleased to make the transition to a full-service branch in Cuyahoga County and are excited for its potential.”

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the third quarter of 2019 at 1:00 p.m. ET on Friday, October 25, 2019. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. Third Quarter 2019 Earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $2.3 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 37 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Civista Bancshares, Inc. may be accessed at HUwww.civb.comUH. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “CIVBP”.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(unaudited—dollars in thousands, except share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Interest income	24,023	17,886	73,533	49,970
Interest expense	3,605	2,062	9,655	4,608

Net interest income	20,418	15,824	63,878	45,362
Provision for loan losses	150	390	150	390

Net interest income after provision	20,268	15,434	63,728	44,972
Noninterest income	5,429	3,288	16,816	13,293
Noninterest expense	16,731	22,156	49,818	50,288

Income (loss) before taxes	8,966	(3,434)	30,726	7,977
Income tax expense (benefit)	1,258	(1)	4,688	1,407

Net income (loss)	7,708	(3,433)	26,038	6,570
Preferred stock dividends	162	192	490	794

Net income (loss) available to common shareholders	7,546	(3,625)	25,548	5,776
Dividends per common share	$0.11	$0.09	$0.31	$0.23
Earnings per common share,
basic	$0.48	$(0.31)	$1.64	$0.54
diluted	$0.46	$(0.31)	$1.54	$0.51
Average shares outstanding,
basic	15,577,371	11,627,093	15,604,410	10,775,577
diluted	16,849,887	13,271,073	16,891,286	12,830,402
Selected financial ratios:
Return on average assets	1.38%	-0.83%	1.56%	0.54%
Return on average equity	9.38%	-6.62%	11.07%	4.55%
Dividend payout ratio	22.23%	-30.48%	18.58%	37.72%
Net interest margin (tax equivalent)	4.12%	4.15%	4.35%	4.14%

Selected Balance Sheet Items

(unaudited—dollars in thousands, except share amounts)

	September 30, 2019	December 31, 2018
	(unaudited)	(unaudited)
Cash and due from financial institutions	$62,219	$42,779
Investment securities	356,439	347,364
Loans held for sale	8,983	1,391
Loans	1,648,640	1,561,941
Less allowance for loan losses	14,144	13,679

Net loans	1,634,496	1,548,262
Other securities	20,280	21,021
Premises and equipment, net	22,201	22,021
Goodwill and other intangibles	85,461	86,203
Bank owned life insurance	44,745	43,037
Other assets	34,241	26,876

Total assets	$2,269,065	$2,138,954

Total deposits	$1,632,621	$1,579,893
Federal Home Loan Bank advances	236,100	193,600
Securities sold under agreements to repurchase	15,088	22,199
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	26,566	14,937
Total shareholders’ equity	329,263	298,898

Total liabilities and shareholders’ equity	$2,269,065	$2,138,954

Shares outstanding at period end	15,473,275	15,603,499
Book value per share	$20.69	$18.56
Equity to asset ratio	14.51%	13.97%
Selected asset quality ratios:
Allowance for loan losses to total loans	0.86%	0.88%
Non-performing assets to total assets	0.42%	0.46%
Allowance for loan losses to non-performing loans	149.91%	137.87%
Non-performing asset analysis:
Nonaccrual loans	$6,154	$6,898
Troubled debt restructurings	3,281	3,024
Other real estate owned	—	—

Total	$9,435	$9,922

Supplemental Financial Information

(Unaudited—Dollars in thousands except share data)

End of Period Balances	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Assets
Cash and due from banks	$62,219	$49,839	$164,094	$42,779	$64,754
Investment securities	356,439	360,512	351,006	347,364	318,112
Loans held for sale	8,983	2,563	1,444	1,391	4,025
Loans	1,648,640	1,598,770	1,573,193	1,561,941	1,515,644
Allowance for loan losses	(14,144)	(13,786)	(13,822)	(13,679)	(13,331)

Net Loans	1,634,496	1,584,984	1,559,371	1,548,262	1,502,313
Other securities	20,280	20,280	20,280	21,021	17,774
Premises and equipment, net	22,201	21,720	21,772	22,021	22,518
Goodwill and other intangibles	85,461	85,706	85,955	86,203	85,964
Bank owned life insurance	44,745	44,491	44,239	43,037	42,750
Other assets	34,241	32,900	29,541	26,876	27,325

Total Assets	$2,269,065	$2,202,995	$2,277,702	$2,138,954	$2,085,535

Liabilities
Total deposits	$1,632,621	$1,632,720	$1,765,801	$1,579,893	$1,577,755
Federal Home Loan Bank advances	236,100	176,300	127,100	193,600	145,100
Securities sold under agreement to repurchase	15,088	15,554	21,970	22,199	18,515
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	26,566	24,782	21,347	14,937	25,350

Total liabilities	1,939,802	1,878,783	1,965,645	1,840,056	1,796,147
Shareholders’ Equity
Preferred shares, Series B	9,158	9,364	9,364	9,364	10,878
Common shares	267,559	267,275	266,990	266,901	265,324
Accumulated earnings	62,023	56,199	49,421	41,320	35,302
Treasury shares	(21,144)	(17,235)	(17,235)	(17,235)	(17,235)
Accumulated other comprehensive income(loss)	11,667	8,609	3,517	(1,452)	(4,881)

Total shareholders’ equity	329,263	324,212	312,057	298,898	289,388
Total Liabilities and Shareholders’ Equity	$2,269,065	$2,202,995	$2,277,702	$2,138,954	$2,085,535

Quarterly Average Balances
Assets:
Earning assets	$2,021,780	$1,986,841	$2,017,523	$1,907,966	$1,534,039
Securities	379,525	373,999	365,219	352,412	252,832
Loans	1,626,010	1,583,533	1,564,208	1,532,012	1,256,680
Liabilities and Shareholders’ Equity
Total deposits	$1,622,527	$1,670,247	$1,807,102	$1,591,521	$1,202,419
Interest-bearing deposits	1,139,632	1,129,964	1,126,173	1,120,876	816,773
Other interest-bearing liabilities	246,235	186,140	148,891	204,002	228,164
Total shareholders’ equity	326,103	315,438	301,656	290,096	205,601

Supplemental Financial Information

(Unaudited—Dollars in thousands except share data)

	Three Months Ended
Income statement	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Total interest and dividend income	$24,023	$24,926	$24,584	$23,707	$17,886
Total interest expense	3,605	3,184	2,865	2,962	2,062

Net interest income	20,418	21,742	21,719	20,745	15,824
Provision for loan losses	150	—	—	390	390
Noninterest income	5,429	5,104	6,284	4,838	3,288
Noninterest expense	16,731	16,639	16,449	16,391	22,156

Income (loss) before taxes	8,966	10,207	11,554	8,802	(3,434)
Income tax expense (benefit)	1,258	1,546	1,885	1,233	(1)

Net income (loss)	7,708	8,661	9,669	7,569	(3,433)
Preferred stock dividends	162	164	164	165	192

Net income (loss) available to common shareholders	$7,546	$8,497	$9,505	$7,404	$(3,625)

Common shares dividend paid	$1,722	$1,719	$1,404	$1,386	$971
Per share data
Basic earnings per common share	$0.48	$0.54	$0.61	$0.48	$(0.31)
Diluted earnings per common share	0.46	0.51	0.57	0.45	(0.31)
Dividends per common share	0.11	0.11	0.09	0.09	0.09
Average common shares outstanding—basic	15,577,371	15,628,537	15,607,655	15,521,404	11,627,093
Average common shares outstanding—diluted	16,849,887	16,922,712	16,901,830	16,898,186	13,271,073
Asset quality
Allowance for loan losses, beginning of period	$13,786	$13,822	$13,679	$13,331	$12,867
Charge-offs	(36)	(156)	(239)	(119)	(133)
Recoveries	244	120	382	77	207
Provision	150	—	—	390	390

Allowance for loan losses, end of period	$14,144	$13,786	$13,822	$13,679	$13,331

Ratios
Allowance to total loans	0.86%	0.86%	0.88%	0.88%	0.88%
Allowance to nonperforming assets	149.91%	164.69%	150.60%	137.87%	132.86%
Allowance to nonperforming loans	149.91%	164.69%	150.60%	137.87%	132.86%
Nonperforming assets
Nonperforming loans	$9,435	$8,371	$9,178	$9,140	$10,034
Other real estate owned	—	—	—	—	—

Total nonperforming assets	$9,435	$8,371	$9,178	$9,140	$10,034
Capital and liquidity
Tier 1 leverage ratio	12.37%	12.44%	11.64%	12.22%	15.37%
Tier 1 risk-based capital ratio	15.50%	15.94%	15.64%	15.30%	15.43%
Total risk-based capital ratio	16.32%	16.78%	16.48%	16.15%	16.29%
Tangible common equity ratio (1)	10.81%	10.89%	9.96%	9.98%	9.71%

(1)	See reconciliation of GAAP measures at the end of this press release.

Non-GAAP Reconciliation

Tangible Common Equity and Tangible Assets

(Unaudited—Dollars in thousands except share data)

	Three Months Ended
Tangible Common Equity	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Total Equity	$329,263	$324,212	$312,057	$298,898	$289,388
Less: Preferred Equity	9,158	9,364	9,364	9,364	10,878
Less: Goodwill and intangible assets	83,829	84,065	84,299	84,540	84,286

Tangible common equity	$236,276	$230,783	$218,394	$204,994	$194,224
Total Shares Outstanding	15,473,275	15,633,059	15,624,113	15,603,499	15,395,064
Tangible book value per share	$15.27	$14.76	$13.98	$13.14	$12.62
Tangible Assets
Total Assets	$2,269,065	$2,202,995	$2,277,702	$2,138,954	$2,085,535
Less: Goodwill and intangible assets	83,829	84,065	84,299	84,540	84,286

Tangible assets	$2,185,236	$2,118,930	$2,193,403	$2,054,414	$2,001,249
Tangible common equity ratio	10.81%	10.89%	9.96%	9.98%	9.71%

Reconciliation of Non-GAAP Financial Measures

(Unaudited—Dollars in thousands except share data)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
Adjusted earnings	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Income before taxes (GAAP)	8,966	(3,434)	30,735	7,977
Loss on sale of investment securities	—	(392)	—	(392)
Acquisition and integration expenses	—	8,801	—	11,952

Adjusted earnings, pretax	8,966	5,759	30,735	20,321
Adjusted income tax expense	1,258	821	4,690	2,897

Adjusted net income (Non-GAAP)	7,708	4,938	26,045	17,424
Preferred stock dividends	162	192	490	794

Adjusted net income available to common shareholders	$7,546	$4,746	$25,555	$16,630

Adjusted earnings per common share—basic	$0.48	$0.41	$1.64	$1.54
Adjusted earnings per common share—diluted	0.46	0.37	1.54	1.36
Average common shares outstanding—basic	15,577,371	11,627,093	15,604,410	10,775,577
Average common shares outstanding—diluted	16,849,887	13,271,073	16,891,286	12,830,402

Adjusted Efficiency ratio
	Nine Months Ended	Nine Months Ended
	September 30, 2019	September 30, 2018
Noninterest expense (GAAP)	49,818	50,288
Acquisition and integration expense	—	(11,952)

Adjusted noninterest expense	49,818	38,336
Net interest income (GAAP)	63,878	45,362
Effect of tax-exempt income	1,130	712

Adjusted net interest income	65,008	46,074
Noninterest Income—GAAP	16,816	13,293
Loss(gain) on sales of investment securities, net	—	392

Adjusted Non-interest Income	16,816	13,685
Adjusted total revenue	81,824	59,759
Adjusted Efficiency ratio	60.9%	64.2%